Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

August 1, 2025

Celcuity Inc.

16305 36th Avenue North, Suite 100

Minneapolis, Minnesota 55446

Ladies and Gentlemen:

We have acted as counsel to Celcuity Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $201,250,000 aggregate principal amount of 2.750% Convertible Senior Notes due 2031 (the “Notes”), convertible, at the Company’s election, into cash, common stock, par value $0.001 per share, of the Company (the “Common Stock”) or a combination of cash and Common Stock. The Notes are being offered pursuant to the Registration Statement on Form S-3 (Registration No. 333-281887) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 30, 2024, as amended (as so filed and as amended, the “Registration Statement”), the base prospectus, dated December 2, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), the preliminary prospectus supplement, dated July 28, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated July 30, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Notes are being issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of August 1, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of August 1, 2025, between the Company and the Trustee, and are being sold pursuant to an underwriting agreement, dated July 30, 2025, by and among Jefferies LLC, TD Securities (USA) LLC, and Leerink Partners LLC as the representatives of the several underwriters listed on Schedule A thereto, and the Company (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinions expressed herein, we have examined or are otherwise familiar with the Certificate of Incorporation of the Company, as amended to the date hereof, and the Bylaws of the Company, as amended to the date hereof, and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Preliminary Prospectus Supplement, (iii) the Prospectus, (iv) the Underwriting Agreement, (v) the Indenture, (vi) executed copies of the global notes evidencing the Notes, and (vi) the corporate actions taken by the Company in connection with the authorization of the Underwriting Agreement, the Notes, the Indenture and the shares of Common Stock issuable upon conversion of the Notes. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.

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Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1)	the Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed by the Company and, when authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

2)	All necessary action on the part of the Company has been taken to authorize the issuance of the shares of Common Stock of the Company initially issuable upon conversion of the Notes (the “Underlying Shares”), and, (i) when any Underlying Shares are issued by the Company upon due and proper conversion of the Notes by the applicable holder thereof in accordance with the terms of the Notes and the Indenture, and (ii) upon the due registration of issuance and constructive delivery through book entry of such Underlying Shares by the transfer agent and registrar therefor, then, upon the happening of such events, such Underlying Shares will be validly issued, fully paid and non-assessable.

We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Indenture and the Notes, upon the assumptions set forth herein, and upon certificates of public officials and officers of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in the relevant jurisdiction; (vii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto; and (x) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

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Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Notes is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by an instrument or agreement to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; (x) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (xi) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

We express no opinion as to the enforceability or effect in the Notes of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

With respect to our opinion regarding the Underlying Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Underlying Shares as of the date hereof, future issuances of securities of the Company, including the Underlying Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Notes, may cause the Notes to be convertible for more shares of Common Stock than the number that then remain authorized but unissued.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by our opinions of any other law. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes or the Underlying Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Matters” with respect to matters stated therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP